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                                                                     EXHIBIT 4.3

                  Damark International, Inc. Deferred Compensation
                           Plan for Non-Employee Directors
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                              DAMARK INTERNATIONAL, INC.

                DEFERRED COMPENSATION PLAN FOR NON-EMPLOYEE DIRECTORS


SECTION 1.    INTRODUCTION

       1.1 ESTABLISHMENT. Damark International, Inc., a Minnesota corporation (the "Company"), hereby establishes the Damark International, Inc. Deferred Compensation Plan for Non-Employee Directors (the "Plan") for those directors of the Company who are neither officers nor employees of the Company. The Plan provides the opportunity for Directors to defer receipt of all or a part of their cash compensation on a pretax basis and, subject to approval of the Plan by shareholders, invest those deferrals in the Company's Common Stock (the "Stock").

       1.2 PURPOSES. The purposes of the Plan are to align the interests of Directors more closely with the interests of other shareholders of the Company, to encourage the highest level of Director performance by providing the Directors with a direct interest in the Company's attainment of its financial goals and to help attract and retain qualified Directors.

       1.3 EFFECTIVE DATE. This Plan shall be effective upon approval of the Plan by the Board of Directors, provided that any fees deferred by a Director and interest thereon shall not be invested until the later of (i) the date on which the Plan is approved by the shareholders of the Company or (ii) the date specified in Section 5.3. To the extent an investment or distribution of Stock may be made under this Plan, the Plan is intended to qualify for the exemption from short swing profits under Section 16(b) of the Securities Exchange Act of 1934, as amended, provided by Rule 16b-3 of the Securities and Exchange Commission as now in effect or hereafter amended. In the event the shareholders of the Company do not approve this Plan at the Company's 1996 annual meeting of shareholders, a participating Director may, within thirty days after the date of such meeting, elect to terminate participation in this Plan and to receive a one-time immediate cash distribution of the entire balance in the Deferred Account (as defined herein).

SECTION 2.  DEFINITIONS

       2.1 DEFINITIONS. The following terms shall have the meanings set forth below:

              (a)  "Administrative Committee" means the committee designated in
                   Section 3 to administer the Plan.

              (b)  "Board" means the Board of Directors of the Company.


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              (c)  "Change in Control" means any of the events set forth below:

                   (i) any person, as defined in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934 (the "Exchange Act"), becomes the "beneficial owner" (as defined in Rule 13d-3 promulgated pursuant to the Exchange Act), directly or indirectly, of securities of the Company having 25% or more of the voting power in the election of directors of the Company; or

                   (ii) the occurrence within any twelve-month period during the term of the Plan of a change in the Board with the result that the Incumbent Members (as defined below) do not constitute a majority of the Company's Board. The term "Incumbent Members" shall mean the members of the Board on the date immediately preceding the commencement of such twelve-month period, provided that any person becoming a Director during such twelve-month period whose election or nomination for election was approved by a majority of the Directors who, on the date of such election or nomination for election, comprised the Incumbent Members, shall be considered one of the Incumbent Members in respect of such twelve-month period.

              (d) "Common Stock Equivalent" means a hypothetical share of Stock which shall have a value on any date equal to the Fair Market Value of one share of Stock on that date.

              (e) "Deferred Account" means the bookkeeping account established by the Company in respect to each Director pursuant to
                   Section 5.3 hereof, to which shall be credited the fees deferred by the Director and interest thereon, if any, as provided in this Plan and the Common Stock Equivalents into which such deferred fees and interest are invested pursuant to the Plan.

              (f) "Director" means a member of the Board who is neither an officer nor an employee of the Company. For purposes of the Plan, an employee is an individual whose wages are subject to the withholding of federal income tax under Section 3401 of the Internal Revenue Code, and an officer is an individual elected or appointed by the Board or chosen in such other manner as may be prescribed in the Bylaws of the Company to serve as such.

              (g) "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time.


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              (h)  "Fair Market Value" means as of any applicable date the closing sales price of a share of the Company's Stock on The Nasdaq Stock Market, or, if the Stock is not reported on The Nasdaq Stock Market, on the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which such stock is listed, or, if such stock is not listed on any such exchange, the last closing bid quotation with respect to a share of such stock immediately preceding the time in question on the National Association of Securities Dealers, Inc. Automated Quotations System or any system then in use (or any other system of reporting of ascertaining quotations then available), or if such stock is not so quoted, the fair market value at the time in question of a share of such stock as determined by the Company's Board in good faith.

              (i) "Internal Revenue Code" means the Internal Revenue Code of 1986, as amended from time to time.

              (j) "Stock" means the Class A Common Stock, par value $.01, of the Company.

              (k) "Payment Date" means each of the dates each year on which the Company pays fees to Directors.

       2.2 GENDER AND NUMBER. Except when otherwise indicated by the context, the masculine gender shall also include the feminine gender, and the definitions of any term herein in the singular shall also include the plural.

SECTION 3. PLAN ADMINISTRATION

       The Plan shall be administered by the Administrative Committee, comprised of the the Vice President--Finance and Administration and the Vice President--Human Resources of the Company. Subject to the limitations of the Plan, the Administrative Committee shall have the sole and complete authority:
(i) to impose such limitations, restrictions and conditions as shall be deemed appropriate, (ii) to interpret the Plan and to adopt, amend and rescind administrative guidelines and other rules and regulations relating to the Plan and (iii) to make all other determinations and to take all other actions necessary or advisable for the implementation and administration of the Plan. Notwithstanding the foregoing, the Administrative Committee shall have no authority, discretion or power to alter any terms or conditions specified in the Plan, except in the sense of administering the Plan subject to the provisions of the Plan. The Administrative Committee's determinations on matters within its authority shall be conclusive and binding upon the Company, the Directors, and other persons. The Plan shall be interpreted and implemented in a manner so that Directors will not fail, by reason of the Plan or its implementation, to be


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"disinterested persons" within the meaning of Rule 16b-3 under Section 16 of the
Exchange Act, as such rule may be amended.

SECTION 4.    STOCK SUBJECT TO THE PLAN

       4.1 NUMBER OF SHARES. There shall be authorized for issuance under the Plan, in accordance with the provisions of the Plan, 100,000 shares of Stock. This authorization may be increased from time to time by approval of the Board and by the shareholders of the Company if such shareholder approval is required. The Company shall at all times during the term of the Plan retain as authorized and unissued Stock at least the number of shares from time to time required under the provisions of the Plan, or otherwise assure itself of its ability to perform its obligations hereunder. The shares of Stock issuable hereunder shall be authorized and unissued shares or previously issued and outstanding shares of Stock reacquired by the Company.

       4.2 OTHER SHARES OF STOCK. Any shares of Stock that are subject to a Common Stock Equivalent and for any reason are not issued to a Director shall automatically become available again for use under the Plan.

       4.3 ADJUSTMENTS UPON CHANGES IN STOCK. If there shall be any change in the Stock of the Company, through merger, consolidation, reorganization, recapitalization, stock dividend, stock split, spinoff, split up, dividend in kind or other change in the corporate structure or distribution to the shareholders, appropriate adjustments shall be made by the Administrative Committee (or if the Company is not the surviving corporation in any such transaction, the board of directors of the surviving corporation) in the aggregate number and kind of shares subject to the Plan, and the number and kind of shares which may be issued under the Plan. Appropriate adjustments may also be made by the Administrative Committee in the terms of Common Stock Equivalents under the Plan to reflect such changes and to modify any other terms on an equitable basis as the Administrative Committee in its discretion determines.

SECTION 5.    DEFERRALS AND DISTRIBUTIONS

       5.1 DEFERRAL ELECTIONS. A Director may elect to defer receipt of all or a specified portion of the annual directors' fee and/or meeting and other fees payable in cash to the Director for serving on the Board or any committee thereof. A Director may make the elections permitted hereunder by giving written notice to the Company in a form approved by the Administrative Committee. The notice shall include: (i) the percentage of fees to be deferred,
(ii) the date as of which deferral is to commence and, (iii) subject to the limitations of this Section 5, the year in which distribution is to commence and whether lump sum or installments distribution (not greater than 5 years) is requested. Amounts deferred by a Director pursuant to this Section 5.1 shall be converted into Common Stock Equivalents in accordance with Section 5.3.


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       5.2    TIME FOR ELECTING DEFERRAL AND CHANGE IN ELECTION.  An election to defer fees shall be made within thirty days following the date on which a Director first becomes eligible to participate in the Plan or, thereafter, prior to the beginning of the calendar year for which the fees are to be earned, provided that, in any event, an election to defer fees shall apply only to fees earned after the date of the election. An election to defer, once made, is irrevocable for the first calendar year with respect to which the election is made, except as provided in Sections 1.3 and 5.11. An election to defer, once made, shall continue to be effective for succeeding calendar years until revoked or modified by the Director by written request to the Administrative Committee prior to the beginning of a calendar year for which fees would otherwise be deferred, provided that any change in the election other than a complete termination of the deferral shall not be effective until six months and one day after the date of the notice by the Director.

       5.3 DEFERRED ACCOUNTS. A Deferred Account shall be established for each Director. Fees deferred by a Director shall be credited to such Account as of the date such amounts would have otherwise been paid in cash to the Director and shall be converted into Common Stock Equivalents based on Fair Market Value as of the later to occur of (i) the date such amounts would have otherwise been paid in cash to the Director, (ii) the date on which this Plan is approved by shareholders, or (iii) six months plus one day after the date of the Director's election to defer, provided that any amount deferred by the Director shall earn interest at eight percent (8%) per annum from the date on which the fees were deferred until the date the fees are converted into Common Stock Equivalents as provided in this sentence. A Director's Deferred Account shall also be credited with dividends and other distributions pursuant to Section 5.4.

       5.4 HYPOTHETICAL DIVIDENDS ON COMMON STOCK EQUIVALENTS. Dividends and other distributions on Common Stock Equivalents shall be deemed to have been paid as if such Common Stock Equivalents were actual shares of Stock issued and outstanding on the respective record or distribution dates. Common Stock Equivalents shall be credited to the Deferred Account in respect of cash dividends and any other securities or property issued on the Stock in connection with reclassification, spinoffs and the like on the basis of the value of the dividend or other asset distributed and the Fair Market Value of the Common Stock Equivalents on the date of the announcement of the dividend or asset distribution, all at the same time and in the same amount as dividends or other distributions are paid or issued on the Stock. Fractional shares shall be credited to a Director's Deferred Account cumulatively, but the balance of shares of Common Stock Equivalents in a Director's Deferred Account shall be rounded to the next highest whole share for any distribution to such Director pursuant to this Section 5.

       5.5 STATEMENT OF ACCOUNTS. A statement will be sent to each Director as to the balance of his or her Deferred Account at least once each calendar year.


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       5.6    PAYMENT OF ACCOUNTS.  As soon as practicable following
termination of services as a Director, a Director shall receive a distribution of his Deferred Account as directed by the Director in an election deferral notice. either a lump sum or the first of equal annual installments (not greater than five) shall be paid in the year of termination. Succeeding installments (if any) shall be paid on January 31 of each calendar year following the calendar year in which the first payment was made. Such distribution(s) shall consist of one share of Stock for each Common Stock Equivalent credited to such Director's Deferred Account as of the Payment Date immediately preceding the date of distribution.

       5.7 PAYMENTS TO A DECEASED DIRECTOR'S ESTATE. In the event of a Director's death before the balance of his Deferred Account is fully paid, payment of the balance of the Director's Deferred Account shall then be made to the beneficiary designated by the Director pursuant to Section 5.8 or, in the absence of a designation of a beneficiary pursuant to Section 5.8, to his estate, in the time and manner selected by the Administrative Committee. The Administrative Committee may take into account the application of any duly appointed administrator or executor of a Director's estate and direct that the balance of the Director's Deferred Account be paid to his estate in the manner requested by such application.

       5.8 DESIGNATION OF BENEFICIARY. A Director may designate a beneficiary on a form approved by the Administrative Committee.

       5.9 CHANGE IN CONTROL. Notwithstanding any provision of this Plan to the contrary, the event a Change in Control of the Company occurs, within ten
(10) days of the date of such Change in Control, each Director shall receive a lump sum distribution the number of shares of Stock equal to the number of Common Stock Equivalents credited to such Director's Deferred Account as of the date of the Change in Control.

       5.10 EMERGENCY PAYMENTS. In the event of an "unforeseeable emergency" as defined herein, the Administrative Committee may determine the amounts payable under Section 5 hereof and pay all or a part of such amounts without regard to the payment dates provided in Section 5, to the extent the Administrative Committee determines that such action is necessary in light of immediate and substantial needs of the Director (or his beneficiary) occasioned by severe financial hardship. For the purposes of this Section 5.10, an "unforeseeable emergency" is a severe financial hardship to the Director resulting from a sudden and unexpected illness or accident of the Director or beneficiary, or of a dependent (as defined in Section 152(a) of the Internal Revenue Code of 1986, as amended) of the Director or beneficiary, loss of the Director's or beneficiary's property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Director or beneficiary. Payment shall not be made pursuant to this Section 5.10 to the extent that such hardship is or may be relieved: (a) through reimbursement or compensation by insurance or otherwise,
(b) by liquidation of the Director's or beneficiary's assets, to the extent the liquidation of such assets would not itself cause severe financial hardship, or
(c) by cessation of the Director's deferrals under the


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Plan.  Such action shall be taken only if a Director (or a Director's legal representatives or successors) signs an application describing fully the circumstances which are deemed to justify the payment, together with an estimate of the amounts necessary to prevent such hardship, which application shall be approved by the Administrative Committee after making such inquiries as the Administrative Committee deems necessary or appropriate.

       5.11 PAYMENT OF TAXABLE AMOUNT. Notwithstanding any other provision of this Section 5 or any payment schedule directed by a Director pursuant to this Section 5 and regardless of whether payments have commenced under this
Section 5, in the event that the Internal Revenue Service should finally determine that part or all of the value of a Director's Deferred Account which has not actually been distributed to the Director is nevertheless required to be included in the Director's gross income for federal and/or State income tax purposes, then the balance of the Deferred Account or the part thereof that was determined to be includible in gross income shall be distributed to the Director in a lump sum as soon as practicable after such determination, without any action or approval by the Administrative Committee. A "final determination" of the Internal Revenue Service for purposes of this Section is a determination in writing by said Service ordering the payment of additional tax, reporting of additional gross income or otherwise requiring Plan amounts to be included in gross income, which is not appealable or which the Director does not appeal within the time prescribed for appeals.

SECTION 6.    GENERAL CREDITOR STATUS

       Each Director, and each other recipient of a Director's Deferred Amounts pursuant to Section 5, shall be and remain an unsecured general creditor of the Company with respect to any payments due and owing to such Director hereunder. All payments to persons entitled to benefits hereunder shall be made out of the general assets, and shall be the sole obligations, of the Company. The Plan is a promise to pay benefits in the future and it is the intention of the parties that it be "unfunded" for tax purposes (and for the purposes of Title I of the Employee Retirement Income Security Act of 1974 ("ERISA")).

SECTION 7.    CLAIMS PROCEDURES

       If a claim for benefits made by any person (the "applicant") is denied, the Administrative Committee shall furnish to the Applicant, within 90 days after its receipt of such claim (or within 180 days after such receipt if special circumstances require an extension of time), a written notice which: (i) specifies the reasons for the denial, (ii) refers to the pertinent provisions of the Plan on which the denial is based, (iii) describes any additional material or information necessary for the perfection of the claim and explains why such material or information is necessary, and (iv) explains the claim review procedures. Upon the written request of the Applicant submitted within 60 days after receipt of such written notice, the Administrative Committee shall afford the Applicant a full and fair review of the decision denying the claim and, if so requested: (i) permit the Applicant to review any documents which are pertinent to the claim, (ii) permit the Applicant to submit


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to the Administrative Committee issues and comments in writing, and (iii) afford the Applicant an opportunity to meet with the Administrative Committee as a part of the review procedure. Within 60 days after its receipt of a request for review (or within 120 days after such receipt if special circumstances, such as the need to hold a hearing, require an extension of time) the Administrative Committee shall notify the Applicant in writing of its decision and the reasons for its decision and shall refer the Applicant to the provisions of the Plan which form the basis for its decision.

SECTION 8.    ASSIGNABILITY

       The right to receive payments or distributions hereunder shall not be transferable or assignable by a Director other than by will or the laws of descent and distribution.

SECTION 9.    PLAN TERMINATION, AMENDMENT AND MODIFICATION
       The Plan shall automatically terminate at the close of business on the tenth anniversary of the effective date unless sooner terminated by the Board. The Board may at any time terminate, and from time to time may amend or modify the Plan, provided that (i) no amendment or modification may become effective without approval of the amendment or modification by the shareholders if shareholder approval is required to enable the Plan to satisfy any applicable statutory or regulatory requirements, (ii) no termination, amendment or modification shall reduce the then existing balance of any Director's Deferred Account or otherwise adversely change the terms and conditions thereof without the Director's consent and (iii) no amendment or modification shall be made more than once every six months that would change the amount, price or timing, of the Common Stock Equivalents, other than to comport with changes in the Internal Revenue Code, the Employee Retirement Income Security Act of 1974, as amended, or the rules promulgated thereunder.

SECTION 10.   GOVERNING LAW/PLAN CONSTRUCTION

       The Plan and all agreements hereunder shall be construed in accordance with and governed by the laws of the State of Minnesota. Nothing in this document shall be construed as an employment agreement or in any way impairing the right of the Company, its Board, committees or shareholders, to remove a Director from service as a director, to refuse to renominate or reelect such person as a director, or to enforce the duly adopted retirement policies of the Board of directors of the Company.


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                              DAMARK INTERNATIONAL, INC.

                       DEFERRED COMPENSATION PLAN FOR DIRECTORS

                               ELECTION DEFERRAL NOTICE

    The following election deferral in the Damark International, Inc. Deferred compensation Plan for Directors (the "Plan") is made on this ___ day of _____________, 199__.


    Whereas, the undersigned Director desires to elect to defer compensation for the calendar year 199__, and for subsequent years (unless revoked or modified by the Director in accordance with the Plan), and agrees that the terms of the Plan are incorporated herein and will govern the deferral,


    Now, therefore, it is agreed that:


    1.   PERIOD OF DEFERRAL

         The deferral of fee(s) requested herein shall commence on __________________, 199__, and shall terminate when revoked by the undersigned.

    2.   DEFERRAL AMOUNT

         The eligible fee(s) (as described in Section 5.1 of the Plan) that would be payable to the undersigned at each date of payment for services rendered to the Company shall be as follows:

         Annual Director's Fee by           ______________ percent (___%)

         Meeting Fees by                    ______________ percent (___%)

         Other fees, if applicable, by      ______________ percent (___%)



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    3.   DISTRIBUTION OF ACCOUNT

         The Company shall distribute the Deferred Account as follows (choose one):

         ____ In a single installment as soon as practicable following termination of services as a Director; or

         ____ In equal annual installments for ___ years (not greater than five) commencing in the year of termination as a Director, with succeeding installments due on January 31 of each year thereafter, until the Deferred Account has been fully distributed.


DAMARK INTERNATIONAL, INC.             DIRECTOR


By:
    --------------------------         --------------------------------
     Its:                              Print Name:
         ---------------------         --------------------------------

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                              DAMARK INTERNATIONAL, INC.

                       DEFERRED COMPENSATION PLAN FOR DIRECTORS

                               BENEFICIARY DESIGNATION


INSTRUCTIONS:   Use this form to designate or change your beneficiary in the
Damark International, Inc. Deferred Compensation Plan for Directors. Your beneficiary will be the person(s) who receive(s) the balance of your Deferred Account if you die before receiving all Deferred Account distributions to which you are entitled. (Sample beneficiary designations are shown on the back of this form.)

I DESIGNATE THE FOLLOWING BENEFICIARY(IES) TO RECEIVE THE DISTRIBUTION OF MY DEFERRED ACCOUNT IN THE EVENT OF MY DEATH. THIS DESIGNATION CANCELS ANY AND ALL FORMER BENEFICIARY DESIGNATIONS MADE BY ME AS IT RELATES TO THIS PLAN.

PLEASE INDICATE YOUR BENEFICIARY DESIGNATION(S) BELOW.





I AUTHORIZE THE BENEFICARY DESIGNATION STATED ABOVE AND CERTIFY THAT ALL INFORMATION ABOVE IS COMPLETE AND ACCURATE TO THE BEST OF MY KNOWLEDGE.



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SIGNATURE                                   DATE

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                         EXAMPLES OF BENEFICIARY DESIGNATIONS


The following illustrate different types of acceptable beneficiary designations.

1.  TO DESIGNATE AN INDIVIDUAL:

    -    Indicate name of individual and relationship to you.

    -    If a person is not a relative, write "friend".

    - If a person is a member of a religious order, following this example; Mary L. Jones, known in religious life as Sister Mary Agnes, niece

2.  TO DESIGNATE YOUR ESTATE:

    -    Simply write word "Estate."

3.  HERE ARE THE MOST COMMON EXAMPLES OF OTHER DESIGNATIONS:

    a.   TWO BENEFICIARIES WITH RIGHT OF SURVIVORSHIP
         Total amount to John J. Jones, father, and Mary R. Jones, mother, equally or to the survivor.

    b.   UNNAMED CHILDREN
         Total amount equally among children living at my death.

    c.   ONE CONTINGENT BENEFICIARY
         Lois P. Jones, wife, if living; otherwise, Herbert I. Jones, son.

    d.   UNNAMED CHILDREN AS CONTINGENT BENEFICIARIES
         Lois P. Jones, wife, if living, otherwise, equally among my children living at my death



              If none of the above examples are suitable, or if you need additional information, please contact the Vice President of
                              Finance and Administration